Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SMART Global Holdings Names Mark Adams as New CEO

Ajay Shah to Continue to Lead the Board as Executive Chairman

Changes Effective August 31, 2020

NEWARK, CA – August 13, 2020 – SMART Global Holdings, Inc. (“SMART” or the “company”) (NASDAQ: SGH) today announced that Mark Adams will be joining the company as President and Chief Executive Officer effective August 31, 2020. Mr. Adams will also be joining SMART’s Board of Directors. Ajay Shah, SMART’s current President and CEO, will continue to lead the Board as the Executive Chairman.

Mr. Adams brings decades of experience to this role and has a proven track record of leading world class organizations in the semiconductor and computing industry having served as CEO of Lumileds and President of Micron Technology.

“After a thorough evaluation process, the board is pleased that Mr. Adams has agreed to assume leadership of SMART Global Holdings as we continue our growth and diversification strategy,” said Mr. Shah. “Mark’s extensive experience in the areas of strategic development, finance, operations, and sales and marketing, have prepared him to lead SMART in both existing businesses and into new markets. Mark’s M&A experience also fits well with the company’s continuing plans for diversification and expansion,” Mr. Shah added.

“I am excited to be in a position to lead the SMART team as the company continues its growth and diversification strategy,” Mr. Adams commented. “SMART has a long history of industry leading specialty products, operational excellence, supply chain expertise and successes with some of the largest electronic systems OEMs, as well as with enterprise, government and university customers. I look forward to taking this well-established organization to the next level, to finding ways to provide additional products and services to SMART’s global customer base and to enhancing the company’s value for its shareholders.”

Mr. Adams served as the CEO of Lumileds, Inc. from February 2017 until March 2019. Previously, Mr. Adams served as President of Micron Technology, Inc. from February 2012 to February 2016. From 2006 to February 2012, Mr. Adams served in a number of positions at Micron Technology, Inc., including as Vice President of Worldwide Sales and Vice President of Digital Media. Prior to joining Micron Technology, Inc., Mr. Adams served as COO of Lexar Media, Inc. in 2006. Mr. Adams also served as Vice President of Sales and Marketing of Creative Labs, Inc. from 2002 to 2006 and held numerous roles at Creative Labs prior to 2002 including five years as General Manager of Latin America. Prior to Creative Labs, Mr. Adams spent five years in major account sales at NCR Corporation in their enterprise server business.

Mr. Adams is currently a member of the Board of Directors of Seagate Technology PLC and Cadence Design Systems, Inc. Mr. Adams has a Master of Business Administration from Harvard University focused in finance, and international marketing.

About SMART Global Holdings

The SMART lines of business are leading designers and manufacturers of electronic products focused on memory and computing technology areas. The Company specializes in application specific product development and support for customers in enterprise, government and OEM sales channels. Customers rely on SMART as a strategic supplier with top tier customer service, product quality, and technical support with engineering, sales, manufacturing, supply chain and logistics capabilities worldwide. The Company targets customers in markets such as communications, storage, networking, mobile, industrial automation, industrial internet of things, government, military, edge computing and high performance computing.  SMART operates in three primary product areas: Specialty Memory products, Brazil products and Specialty Compute and Storage Solutions.

See www.smartgh.com, www.smartm.com, www.smartembedded.com, www.smartsscs.com and www.penguincomputing.com for more information.

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Investor Contact:
Suzanne Schmidt
Investor Relations for SMART Global Holdings, Inc.
(510) 360-8596
ir@smartm.com